                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the __th day of September, 2000 ("Effective Date") by and among Noble Holdings, Ltd., a Michigan corporation ("Buyer"), Assured Transportation & Delivery, Inc., a California corporation ("ATD"), Central Transportation & Delivery, Inc a Delaware Corporation ("CTD") (ATD and CTD may collectively be referred to as the "Company" or individually as the "Companies"), Behnam Haeri, an individual residing at 23802 Via Monte, Coto de Caza, California 92679 ("Haeri"), and Bart Bement, an individual residing at 503 1/2 Narcissus Ave., Corona del Mar, California 92625 ("Bement"). Haeri and Bement are referenced to herein individually as an "Owner" and collectively as the "Owners."

         WHEREAS, Owners own 100% of the outstanding capital stock of the Company;

         WHEREAS, the Buyer has agreed to purchase and the Owners have agreed to sell one hundred percent (100%) of the outstanding capital stock of the Companies (the "Stock") under the terms and conditions of this Agreement;

         WHEREAS, each Owner has deemed it advisable he enter into this Agreement; and

         WHEREAS, the Owners, the Company and the Buyer have deemed it advisable to enter into this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1.


         Section 1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, at Closing (as defined below), Buyer shall purchase from the Owners the capital stock of the companies owned by the Owners so that after Closing Buyer shall own one hundred percent (100%) of the Companies in exchange for the consideration set forth in SECTION 1.2.

         Section 1.2 Purchase Price.

              (a) The purchase price ("Purchase Price") for the Stock shall be Eight Million Nine Hundred Thousand and 00/100 Dollars ($8,900,000.00), less the Assumed Liabilities. At Closing Buyer will pay the nominal value listed on Schedule 1.2(a) and will pay the Net Purchase Price as set forth below.


              (b) At the Closing, the Buyer will:

                  (i) Execute and deliver to the Company the Performance Premium agreement;

                  (ii) Execute and deliver to the Owners Employment and Noncompete agreements;


                  (iii) Execute and deliver the termination of the pledge
                        agreement and the release of liens; and

                  (iv) Pay to Haeri the sum of Ten Dollars ($10.00) and Bement the sum of Five Dollars ($5.00) as consideration for the Stock.

              (c) The Purchase Price set forth in Section 1.3(a) hereof will be subject to adjustment after the Closing Date (as hereinafter defined) as follows:

                  (i) Within forty-five (45) days following the Closing Date (or as soon thereafter as practicable) Buyer's Auditor, Grant Thornton, L.L.P., (or such other entity as approved by the stockholders of Noble International, Ltd, and its Board of Directors shall prepare a balance sheet for the Company as of the opening of business on the Closing Date (the "Closing Balance Sheet") in accordance with GAAP and shall deliver a copy thereof to the Representative which shall be final and binding upon the parties hereto and may not be subject to appeal or modification. The Closing Balance Sheet will be used to determine the Amount of the Assumed Liabilities, for purposes of determining the Net Purchase Price payable to the Owners. Provided, however, that an adjustment shall be made to the Assumed Liabilities equal to the difference between the original amounts due and owing to each vendor prior to any settlements and or compromises reached after July 15, 2000 and the final amount of the compromised claim. For example, if the difference between the original amount of vendor's claim and the settlement amount equals $200,000, the total Assumed Liabilities determined by Noble's Auditor shall be increased by a like amount prior to calculation of the Net Purchase Price.


                  (ii) Within five (5) business days following the determination of the Assumed Liabilities, Buyer shall pay to the Owners, via wire transfer in immediately available funds, an amount equal to the difference between the Purchase Price and the sum of the Assumed Liabilities and the cash payment set forth in Section 1.2(b)(iv) (the "Net Purchase Price"). Provided, however, that the Net Purchase Price shall not exceed Two Million Five Hundred Fifty Thousand Dollars ($2,550,000), and further provided the Buyer shall deliver only ninety percent (90%) of the Net Purchase Price, pending the determination of Buyer's right to indemnification provided under 5.3. Provided further, that, absent any offset Buyer may be entitled to under
                        Section 5.3 hereof, Buyer shall pay to the Owners the balance of the Net Purchase Price on or before December 31, 2000.

                  (iii) As part of the Purchase Price, at the Closing the Buyer shall deliver to the Owner, as provided herein, a performance premium agreement (the "Performance Premium Agreement") pertaining to the targets established with regard to the business of the Company acquired by Buyer. Said Performance Premium Agreement is attached hereto as
                        Exhibit 1.2(c) and incorporated herein by reference.

                  (iv) As additional Purchase Price, Buyer shall make non-compete payments specified in Section 7.1.

         Section 1.3 Closing. Unless this Agreement will have been terminated and the transactions contemplated herein will have been abandoned pursuant to
Section 7 hereof, a closing (the "Closing") will be held on or about September 6, 2000 (the "Closing Date"); provided, however, that if any of the conditions provided for in Sections 5 and 6 hereof will not have been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur no later than 5:00 p.m. the "Termination Date" which will be September 6, 2000, unless the parties hereto will agree in writing to extend the date of such Closing. The parties will use their best efforts to complete the Closing by October 1, 2000. The Closing will be held at the offices of Riordan & McKinzie, 600 Anton Blvd., 18th Floor, Costa Mesa, California 92626, or such other place as the parties may agree, at 11:00 a.m., local time or such other time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

         Section 1.4. Liabilities Assumed. Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as will have been made in accordance with the terms hereof), the Buyer will assume the liabilities of the Company. The Buyer has not agreed to pay, will not be required to assume and will have not liability of obligation, direct or indirect, absolute or contingent, with respect to any of Owners obligations for Taxes or Environmental Claims arising prior to the Closing Date or as a result of the transaction contemplated herein.


         Section 1.5 Other Deliveries on the Closing Date.

              (a) Companies and Owners' Obligations. On the Closing Date, the Companies and the Owners, as applicable, shall deliver to Buyer each of the following documents in form and substance reasonably satisfactory to Buyer:

                        (1) A good standing certificate for the Companies and
              each of the Subsidiaries from the representative states of incorporation of the States of California and Delaware dated no more than ten (10) days prior to Closing.

                        (2) A certificate from the Companies and a certificate
              from the Owners that the representations and warranties of, respectively, the Companies and the Owners contained herein are true and correct as of the Closing Date (except to the extent that any such representation or warranty relates by its express terms solely to a prior date, in which event such representation or warranty was true and correct as of such date).

                        (3) A certificate of the Secretary of the Companies
              certifying resolutions duly adopted by the Companies' Board of Directors obtained at least ten (10) days prior to Closing (i) authorizing the execution, delivery and performance of this Agreement on behalf of the Companies and (ii) accepting the duly submitted resignation of all board members and officers of the Companies and each of the Subsidiaries.


                        (4) A revocation of the Shareholder's Agreement and
              Stock Option Agreement of Companies in a form reasonably acceptable to Buyer.

                        (5) Such other documents and certificates as reasonably
              may be required by Buyer to consummate this Agreement and the transactions contemplated herein.

              (b) Buyer's Obligations. On the Closing Date, Buyer shall deliver to the Owners each of the following documents in form and substance reasonably satisfactory to them:

                        (1) Certificates of Good Standing from the State of
              Michigan.

                        (2) Certificates from authorized representatives of
              Buyer that its respective representations and warranties contained herein are true and correct as of the Closing Date (except to the extent that any such representation or warranty relates by its express terms solely to a prior date, in which event such representation or warranty was true and correct as of such date).

                        (3) Certificates of the Secretary of Buyer certifying a
              resolution duly adopted by Buyer's Board of Directors obtained at least ten (10) days before Closing authorizing the execution, delivery and performance of this Agreement on behalf of Buyer.

         Section 1.6. Employment Agreements. At Closing, the Companies shall enter into the following agreements.

                      (c) An Employment and Noncompete Agreement with each of Owners (collectively "Key Management") in a form acceptable to Buyer and the applicable member of Key Management.

         Section 1.7  Due Diligence.

                      INTENTIONALLY LEFT BLANK.

         Section 1.8  Owner Representative.

                  (a) Each Owner hereby irrevocably appoints and designates Haeri as his representative and attorney-in-fact (the "Representative").

                  (b) The Owners hereby authorize the Representative (i) to take all action necessary in connection with the defense and/or settlement of any claims for which any Owner may be required to indemnify Buyer pursuant to
ARTICLE 5 hereof; (ii) to give and receive all notices required or permitted under this Agreement, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Owners by the terms of this Agreement.

                  (c) In the event that the Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Bement shall fill such vacancy and shall be irrevocably appointed and designated the Representative for all purposes of this Agreement.

                      (d) All decisions and actions by the Representative, including, without limitation, any agreement between the Representative and Buyer relating to the defense or settlement of any claims for which the Owners may be required to indemnify Buyer pursuant to ARTICLE 5 hereof will be binding upon all of the Owners, and no Owner will have the right to object, dissent, protest or otherwise contest the same.

                      (e) By their execution of this Agreement, each of the Owners agree that:

                      (1) Buyer will be able to rely conclusively on the written instructions and written decisions of the Representative as to
              (AA) the settlement of any claims made pursuant to ARTICLE 5 hereof, and (BB) any other actions required to be taken by the Representative hereunder, and no party hereunder will have any cause of action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Representative;

                      (2) all actions, decisions and instructions of the
              Representative will be conclusive and binding upon all of the Owners, and, except as otherwise agreed to by the Owners, no party hereto will have any cause of action against the Representative, in his capacity as a Representative, for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

                      (3) the provisions of this SECTION 1.8 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that any Owner may have in connection with the transactions contemplated by this Agreement; and

                      (4) the provisions of this SECTION 1.8 will be binding
              upon the executors, heirs, legal representatives and successors of each Owner, and any references in this Agreement to an Owner will mean and include the successors to the rights of the Owners hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

         Notwithstanding the foregoing, the Representative may not bind any Owner with respect to matters pertaining to ARTICLE 7 hereof.

                                   ARTICLE 2.

           REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND OWNERS

         The Companies, and the Owners, jointly and severally, represent and warrant to Buyer as follows:

         Section 2.1 Schedules. The schedules to this Agreement (the "Schedules") are true, accurate and complete in all respects. Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosures in any Schedule shall not constitute disclosure for purposes of any other Schedule or other section of this Agreement or any exhibit to or other writing which is designated herein as being part of this Agreement.

         Section 2.2 Due Organization. The Companies are California and Delaware corporations, respectively, and each is duly organized, validly existing and in good standing under the laws of the State of California or Delaware as the case may be, with corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease their properties and assets. Copies of the Articles of Incorporation and By-laws of the Companies and each of the Subsidiaries are attached hereto as SCHEDULE 2.2. The stock records and minute books of the Companies and each of the Subsidiaries, which have been made available to the Buyer, are correct and complete in all material respects. Except as listed in SCHEDULE 2.2, neither the Companies nor any of the Subsidiaries owns (and has not at any time during the five (5) years preceding the date set forth above owned) of record or beneficially any outstanding equity securities or other ownership interest in any corporation, partnership or other legal entity.

         Section 2.3 State Qualifications. SCHEDULE 2.3 contains a list of all the jurisdictions in which the Companies or any of the Subsidiaries are authorized, qualified, or registered to do business or where there is a franchise registration. The Companies and the Subsidiaries are each duly qualified or registered to do business, and are in good standing, in each jurisdiction where the character of the properties owned or leased by them, or the nature of their activities, are such that authorization, qualification, or registration to do business in that jurisdiction is required by law, except in any such case where the failure to be so qualified or registered and in good standing would not have a Material Adverse Effect. "Material Adverse Effect" with respect to the Companies and the Subsidiaries means an individual or cumulative adverse change in or effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Companies or the Subsidiaries which is reasonably expected to be materially adverse to the business, properties, working capital condition (financial or otherwise), assets, or liabilities of the Companies or the Subsidiaries or would prevent the Companies or the Owners from consummating the transactions contemplated hereby.

         Section 2.4 Authorization; Non-Contravention; Approvals. The Companies have the full legal right, power and authority to enter into this Agreement, free and clear of any statutory, contractual or other limitations, and to perform their respective obligations under this Agreement. Each Owner has the full legal right, power and authority to enter into this Agreement, free and clear of any statutory, contractual or other limitations, and to perform his obligations under this Agreement. The execution, delivery and performance of this Agreement have been approved by all necessary corporate consents and by the Owners. No additional proceedings or other actions on the part of the Companies or the Owners are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. If required, the consent of the spouse of each Owner has been obtained. This Agreement has been duly and validly executed and delivered by the Companies and the Owners, and, assuming the due authorization, execution and delivery hereof by Buyer, constitutes a legal, valid and binding agreement of the Companies and each of the Owners enforceable against each of them in accordance with its terms, subject to limitations on enforcement due to bankruptcy, insolvency, other matters affecting the rights of creditors generally and the discretion of courts as to application of equitable remedies.

         Except as disclosed in SCHEDULE 2.4, the execution and delivery of this Agreement by the Companies and the Owners do not, and the consummation by them of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance against or upon any of the properties or assets of the Companies, the Subsidiaries or the Owners under any of the terms, conditions or provisions of (a) the Companies' or the Subsidiaries' constituent documents, (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Companies, the Subsidiaries or any of their properties or assets, or (c) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Companies, any of the Subsidiaries or any of the Owners is now a party or by which the Companies, any of the Subsidiaries or any of the Owners or any of their properties or assets, is, or may be, bound or affected.

         No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority or any third party is necessary for the execution and delivery of this Agreement by the Companies or any Owner or the consummation by it or any of them of the transactions contemplated hereby. Except as set forth on SCHEDULE 2.4, no agreements to which the Companies or the Subsidiaries are a party require notice to, or the consent or approval of, any governmental agency or any third party to any of the transactions contemplated hereby.

         Section 2.5 Capitalization. The authorized capital stock of each Company is as set forth on Schedule 2.5. The shares are duly authorized, validly issued and outstanding, fully paid and non-assessable. All of the outstanding capital stock in the Companies is owned beneficially and of record by the Owners free and clear of any claims, liens, pledges, security interests, hypothecation's, options, restrictions, charges or encumbrances, other than those in favor of Noble International, Ltd. The Stock was issued and delivered by the Companies in compliance with all applicable state and federal laws concerning the issuance of securities in a private sale. None of such interest was issued in violation of the preemptive rights of any past or present shareholder or any other person or entity. The transfer of the Stock to Buyer pursuant to the terms of this Agreement, will transfer to Buyer absolute and good and marketable title to the Stock free and clear of any and all liens, encumbrances, pledges, hypothecation's, options, charges and claims of any kind whatsoever. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which permits or would permit any person or entity to (i) subscribe for, purchase or otherwise acquire any of the capital stock of the Companies or any of the Subsidiaries or
(ii) purchase or otherwise acquire any Stock. All of the outstanding capital stock of each of the Subsidiaries is duly authorized, validly issued, fully paid and non-assessable. All of the outstanding capital stock of each of the Subsidiaries is owned by the Companies free and clear of any claims, liens, pledges, security interests, hypothecation's, options, restrictions, charges or encumbrances.

         Section 2.6 Financial Statements. The Companies have delivered to the Buyer complete and correct copies of the following financial statements:

                  (a) the unaudited consolidated balance sheet of each Company as of December 31, 1999 and the related consolidated statements of income, shareholder's equity, and of cash flows for the year ended December 31, 1999, (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Unaudited Financial Statements").

                  (b) the unaudited consolidated balance sheet (the "Interim Balance Sheet") of each Company as of June 30, 2000 (the "Balance Sheet Date") and the related statements of operations, of shareholder's equity, and of cash flows for the six month period ended June 30, 2000, (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Interim Financial Statements"). The Unaudited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are attached as SCHEDULE 2.6 to this Agreement, or, with respect to the Interim Financial Statements will be attached as part of SCHEDULE 2.6 prior to the Closing Date.

         The Financial Statements are true, complete and correct and have been prepared in accordance with the books and records of the Companies and have been prepared in accordance with GAAP; the balance sheets in the Financial Statements fairly present the financial position and assets of the Companies as of their respective dates and set forth in full and reflect all indebtedness and known liabilities, including Taxes, of the Companies (whether accrued, absolute, contingent or otherwise) as of such dates; the income statements fairly present the results of operations of the Companies for the periods indicated and covered thereby; and the Owners' equity of the Companies as of such dates was as set forth in the Financial Statements, after full provision and reserves for all Taxes and other known liabilities for all periods up to the dates thereof.

         Section 2.7 Accounts Receivable; Accounts Payable.

                  (a) SCHEDULE 2.7 sets forth the accounts receivable of the Companies and each of the Subsidiaries as of the Balance Sheet Date and through the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Owners and any entities or persons related to or affiliated with the Owners are separately identified in SCHEDULE 2.7. Except as set forth in SCHEDULE 2.7, (i) the Companies and the Subsidiaries have good right, title and interest in and to all trade accounts receivable and notes receivable reflected in the Interim Balance Sheet and those acquired and generated since the date of the Interim Balance Sheet (except for those paid since the date of the Interim Balance Sheet) (the "Account Receivables"); (ii) none of such Account Receivables is subject to any Lien, other than Permitted Liens;
         (iii) all of the Account Receivables owing to the Companies and the Subsidiaries constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) no account or note debtor is delinquent in payment by more than 90 days; (v) the aging schedule of the Account Receivables attached to SCHEDULE 2.7 is complete and accurate; and (vi) the reserve established by the Companies on the Interim Balance Sheet is adequate to cover any doubtful accounts.

                  (b) The Schedules contain a listing of all trade accounts payable and notes payable of the Companies and the Subsidiaries reflected in the Interim Balance Sheet and those acquired and generated since the date of the Interim Balance Sheet (except for those paid since the date of the Interim Balance Sheet) (the "Account Payables"). All such Accounts Payables arose from bona fide transactions in the ordinary course of business and, except as set forth in SCHEDULE 2.7, no such Account Payable is delinquent by more than 90 days in its payment.

         Section 2.8 Tangible Assets. SCHEDULE 2.8 sets forth a list of all personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Companies and each of the Subsidiaries with an individual value in excess of $2,500 and either (a) owned by the Companies or any of the Subsidiaries as of the Balance Sheet Date; or (b) acquired since the Balance Sheet Date. Except as set forth in SCHEDULE 2.8, to the Companies' knowledge the tangible assets of the Companies and each of the Subsidiaries are in good state of repair and in good operating condition, ordinary wear and tear excepted, and are fit for their intended purposes, and no maintenance, replacement or repair has been deferred or neglected. Neither the Companies nor any of the Subsidiaries owns any real property.

         Section 2.9 Title of Assets. Except as set forth in SCHEDULE 2.9, the Companies and the Subsidiaries have good and marketable title to all of their assets and properties whether or not reflected in the Interim Balance Sheet or acquired after the date thereof, free and clear of any Lien, other than Permitted Liens. "Liens" means any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record). "Permitted Liens" means (i) liens securing specific Liabilities shown on the Interim Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics,' carriers', workers' or other like liens arising in the ordinary course of business; (iii) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the real property assets and fixtures to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable. The Companies and the Subsidiaries own or lease all of the assets and properties, and are parties to all licenses and other agreements, presently used or necessary to carry on the business or operations of the Companies and the Subsidiaries as presently conducted. The Companies and the Subsidiaries do not own or lease any assets or properties that are not used in the ordinary course of their businesses. Upon the Closing of the transactions contemplated by this Agreement, no Owner will have any claim against any of the assets of the Companies, the Subsidiaries or the Buyer as a result of any buy-sell, tax sharing or other similar agreement among the Owners.

         Section 2.10 Material Contracts.

                  (a) SCHEDULE 2.10 sets forth an accurate list of all material contracts, commitments and similar agreements to which the Companies or any of the Subsidiaries is currently a party including, but not limited to, contracts with clients, dealers, carriers, distributors, franchisees, independent contractors, consultants, government authority, or brokers; contracts with any labor organizations; loan agreements; pledge and security agreements; noncompete agreements; indemnity or guaranty agreements; bonds; notes; mortgages; real estate management or operation agreements; joint venture or partnership agreements; options to purchase real or personal property; and agreements relating to the purchase, acquisition, transfer or sale by the Companies or the Subsidiaries of assets or securities (including inventory and Proprietary Rights). SCHEDULE 2.10 lists and contains complete copies of all such contracts and agreements (including oral and informal arrangements) or a summary thereof.

                  (b) Except for the contracts, warranties, and other agreements set forth in SCHEDULE 2.10 or any other Schedule to this Agreement (collectively, the "Contracts"), none of the Companies are a party to, nor is its property subject to or bound by, any oral or written (i) output or requirements agreement, (ii) contract, agreement or commitment not entered into in the ordinary course of business, (iii) indenture, mortgage, deed of trust, security agreement, guarantee, promissory note or loan agreement relating to the lending or borrowing of money or for lines of credit, (iv) document granting any power of attorney with respect to the affairs of the Companies, (v) contract or commitment limiting, restraining or restricting the Companies from engaging or competing in any line of business or with any person, (vi) agreement requiring the performance by the Companies of any obligation for a period of time extending beyond one year from Closing or calling for consideration paid or to be paid by, to or on behalf of the

         Companies in an amount or of a value greater than $20,000, except purchase orders to vendors from the Companies not exceeding $20,000 individually and sales orders to the customers of the Companies not exceeding $20,000 individually, in each case incurred in the ordinary course of business (which are all in the form of purchase and sales orders attached to SCHEDULE 2.10 except for changes necessary to reflect applicable fees, products and time periods and other immaterial changes), (vii) joint venture, partnership or other agreement involving a sharing of profits, losses, costs or liabilities with any other person, (viii) agreement in which the Companies is explicitly responsible for consequential damages, (ix) licensing agreement or other contract with respect to patents, trademarks, copyrights, or other Intellectual Property; (x) contract that is material, or by its term would be material, to the business, operations, prospects, assets, liabilities or condition, financial or other, of the Companies, or (xi) agreement that by its terms is unusual in duration or amount or not in the ordinary course of business.

                  (c) Except as set forth in SCHEDULE 2.10, each of the Contracts constitutes a legal, valid and binding obligation of, and is enforceable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or public policy affecting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought) in accordance with its terms against the Companies; to its knowledge, the Companies is in compliance, with the provisions thereof, and, to its knowledge, there is no material default or event that with or without notice or lapse of time, or both, would constitute a material default or an event of acceleration by any party to any of the Contracts or would give any party to such Contracts the right to terminate, modify, cancel or exercise any remedy under any of the Contracts. All Governmental Authorizations with respect to the Contracts have been obtained. The Companies have not given or received any notice or other communication (oral or written) regarding any actual, alleged, violation or breach of, or default under any Contract, and neither the Companies nor any Owner has any knowledge that any party to any of the Contracts intends to cancel or terminate any Contract or to exercise or not exercise any options under any Contract.

         Section 2.11 Leases. SCHEDULE 2.11 lists each Lease (as hereinafter defined), to which the Companies or any of the Subsidiaries are a party with respect to real property or tangible property. For purposes of this Agreement, "Lease" shall mean any lease, sublease, sub-sublease, prime lease, or similar interest in real property or tangible personal property under which the Companies or the Subsidiaries are a party or hold such property.

                  (a) To the Owners' and the Companies' knowledge, no condemnation proceedings have been instituted with respect to any real property that is subject to a Lease.

                  (b) The Companies and/or the Subsidiaries is/are in peaceful and undisturbed possession of the space and estate under each Lease; and no right adverse to the rights of the Companies or the Subsidiaries have, to the Companies' or the Owners' knowledge, been asserted by any third person.

                  (c) No Owners nor any officer, director or key employee of the Companies or the Subsidiaries, nor any spouse, child or relative of any of these persons, owns or has any interest, directly or indirectly, in any of the real or personal property leased to the Companies or the Subsidiaries.

                  (d) Each Lease listed in SCHEDULE 2.11 is valid and in full force, and there does not exist any material default or event that with notice or lapse of time, or both, would constitute a material default or event of acceleration under any of Lease.

                  (e) Except as set forth in SCHEDULE 2.11, to the Owners' and the Companies knowledge, all real properties leased by the Companies or the Subsidiaries, are free from any material structural defects, in good operating condition and repair other than ordinary wear and tear, with no material maintenance, repair or replacement having been deferred or neglected, suitable for the intended use and free from other material defects.

         Section 2.12 No Breach or Default. Except as set forth in SCHEDULE 2.12, to the knowledge of the Companies, the Subsidiaries and the Owners, neither the Companies nor any of the Subsidiaries are in material breach, violation or default (including nonpayment of monies owed to creditors) under any contract or agreement (including any Lease or related guaranty) to which they are a party or by which they are bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute an uncured material breach, violation or default under any such agreement or contract, and neither the Companies nor any of the Subsidiaries have received notice of any claim or assertion that there is or may be any such breach, violation or default.

         Section 2.13 Environmental Matters. Except as set forth on the
Schedules:

                      (a) To the best knowledge of Owners, none of the Companies, the Subsidiaries or any former subsidiary of the Companies, nor, to the best of the Owners' knowledge, any previous owner, tenant, occupant or user of any property owned or leased by or to the Companies or by or to any of the Subsidiaries or any former subsidiary (the "Properties") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling (except for automotive parts in suitable containers or packages), manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties (except for automotive parts in suitable containers or packages), nor to the knowledge of the Owners are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor to the knowledge of the Owners have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. To the knowledge of the Owners, the Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

          (b) (i) To the Owners' knowledge, no violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon during the period in which the Companies or any of the Subsidiaries operated such Properties. The Companies or any of the Subsidiaries operated such Properties and conducted such operations; the Companies or the appropriate Subsidiary has obtained all permits, licenses and authorizations required by, and the Companies, the Subsidiaries and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injection, notice or demand letter issued, entered, promulgated or approved thereunder;

                  (ii) To the knowledge of the Owners, no enforcement, investigation, cleanup, removal, remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened (A) with respect to operations conducted by the Company on the Properties or, (B) with respect to the Properties themselves or (C) against the Company or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

                  (iii) No claims or settlements relating to or arising out of Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of the Owners, been threatened by any third party, including any Authority, nor, to the knowledge of the Owners, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim") against the Companies or any of the Subsidiaries or any former subsidiaries with respect to the Properties or operations conducted thereon, or with respect to the Properties or the operations thereon.

                  (c) To Owners' knowledge, with regard to the Companies, the Subsidiaries and the Properties, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

              (d) For purposes of this Agreement, "Environmental and Occupational Safety and Health Law" means any common law or duty, caselaw or other Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. ss.ss. 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., the Federal Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11011, the Hazard Communication Act, 29 U.S.C. ss.ss. 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss.ss. 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactment's thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts. For purposes of this Agreement, "Environmentally Regulated Materials" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

         Section 2.14 Labor and Employee Relations. Neither the Companies nor any of the Subsidiaries is bound by or subject to any arrangement with any labor union. No employee of any subsidiary is represented by any labor union or covered by any collective bargaining agreement nor, to the best of the Owners' and the Companies' knowledge, is any campaign to establish such representation in progress. There is no pending or to the knowledge of the Owners, after reasonable inquiry, threatened labor dispute involving the Companies or the Subsidiaries and any group of its employees or agents nor has the Companies or the Subsidiaries experienced any labor interruptions. There is no unfair labor practice charge or complaint against the Companies or the Subsidiaries pending before the National Labor Relations Board or any other governmental agency arising out the Companies' activities, and neither the Companies nor the Owners have any knowledge of any facts or information which would give rise thereto.

         Section 2.15 Insurance. SCHEDULE 2.15 sets forth an accurate and complete list of all policies of fire and other casualty, auto, liability, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Companies or the Subsidiaries, specifying the insurer, the policy number, the term of coverage, a description of any retroactive premium adjustments or other material loss-sharing arrangements and, in the case of any "claims made" coverage, the same information as to predecessor policies for the past five years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) none of the Companies, the Subsidiaries or any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof. SCHEDULE 2.15 also describes any material self-insurance arrangements affecting the Companies or the Subsidiaries.

         Section 2.16      Employee Benefit Plan.

         Except as set forth in the Disclosure Schedule:

         (a) Neither the Company nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Company is considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (an Affiliated Organization") sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any "employee pension benefit plan" ("Pension Plan") as such term is defined in
                  Section 3(2) of ERISA, including without limitation, any such plan that is excluded from coverage by Section 4(b)(5) of ERISA or is a "Multi-employer Plan" within the meaning of
                  Section 3(37) or 4001(a)(3) of ERISA. To the best knowledge of the Company, each such Pension Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. All Pension Plans which the Company operates as plans that are qualified under the provisions of Section 401(a) of the Code satisfy in form and operation the requirements of Section 401(a) and all other sections of the Code incorporated therein, except that such Pension Plans have not been amended to comply with any changes in the law for which the Section 401(b) remedial amendment period expires as of the end of the plan year beginning in 1999 pursuant to IRS Rev. Proc. 98-14.

         (b) Neither the Company, nor any Affiliated Organization, has or could have any liability of any nature, whether fixed or contingent, to any Pension Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person, arising directly or indirectly under Title IV of ERISA. No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Pension Plan. Neither the Company nor any Affiliated Organization has been a party to a sale of assets to which Section 4204 of ERISA applied with respect to which it could incur any withdrawal liability (including any contingent or secondary withdrawal liability) to any Multi-employer Plan. Neither the Company nor any Affiliated Organization has incurred any withdrawal liability within the meaning of Section 4201 of ERISA or suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are defined respectively in Sections 4203 and 4205 of ERISA, with respect to a Multi-employer Plan, and nothing has occurred that is reasonably likely to result in such a complete or partial withdrawal.

         (c) Neither the Company, nor any Affiliated Organization, sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any "employee welfare benefit plan" ("Welfare Plan") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise. To the best knowledge of the Company, each Welfare Plan has been operated in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Law. Neither the Company nor any Affiliated Organization has established or contributed to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of
                  Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) or ERISA. Neither the Company nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA or any comparable state law.

         (d) Neither the Company nor any Affiliated Organization is a party to, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether fixed or contingent, with respect to, any bonus plan, incentive plan, stock plan or any other current or deferred compensation, separation, retention, severance or similar agreement, arrangement or policy ("Compensation Plans").

         (e) There are no facts or circumstances which could, directly or indirectly, subject the Company or any Affiliated Organization to any (1) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty arising under Section 502 of ERISA. The Company does not and could not have any liability arising directly or indirectly in connection with any failure of the Company or any Affiliated Organization to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

         (f) The Company and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with generally accepted accounting principles to meet contribution benefit or funding obligations arising under applicable Law or the terms of any Pension Plan or Welfare Plan or Compensation Plan or related agreement. There will be no change on or before Closing in the operation of any Pension Plan, Welfare Plan or Compensation Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by law.

         (g) The Company and each Affiliated Organization has timely complied with all reporting and disclosure obligations with respect to the Pension Plans, Welfare

                  Plans and Compensation Plans imposed by Title I of ERISA or other applicable Law.

         (h) There are no pending or, to the Company's knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts that could give rise thereto, involving, directly or indirectly, any Pension Plan, Welfare Plan, or Compensation Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

         (i) The transactions contemplated herein will not and do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Pension Plan, Welfare Plan or Compensation Plan.

         (j) The Company has delivered to Buyer, true and complete copies of: (i) all Pension, Welfare and Compensation Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Plan for which such a report is required; (iii) the three most recent actuarial reports with respect to any Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code; (iv) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Pension, Welfare or Compensation Plan for which such is required; (v) the most recent determination letter with respect to each Pension Plan intended to qualify under Section 401(a) of the Code; (vi) a copy of the notice required under ERISA Section 204(h) for any Pension Plan for which benefit accruals have been frozen; (vii) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manual, interpretations and the like with respect to each Pension Plan, Welfare Plan or Compensation Plan; and (viii) complete and accurate employment records showing for each Transferred Employee (as defined herein), the following: name, address, Social Security number, date of birth, date of hire, rate of pay, marital status, and citizenship or immigration status.

         (k) In connection with the termination of any Pension Plan and without limiting the applicability of the foregoing representations to such Pension Plan: (i) nothing done or omitted to be done has or could subject the Company or any Affiliated Organization to any liability, loss, cost, charge, expense or expenditure of any nature or result in the imposition of any Lien in favor of the PBGC or any other person; (ii) the Company has received a determination letter from the Internal Revenue Service, based on complete and accurate disclosure by the Company, that such termination did not adversely affect the qualified status of such Pension Plan under Section 401(a) of the Code or the tax exempt status of its related trust under Section 501(a) of the Code; (iii) all notices and other filings required to be submitted to the PBGC were submitted in a timely manner and were complete and accurate and no distributions were made until receipt of PBGC approval in the form of a notice of sufficiency or by lapse of any applicable time period without notice of PBGC objection, as the case may be; (iv) all participants, beneficiaries of deceased participants, alternate payees and other interested Parties received all notices and disclosures required by applicable Law in a timely manner and all such notices and disclosures were complete and accurate and satisfied the requirements imposed by all applicable Laws; (v) no portion of the assets of the Plan reverted to the Company or any Affiliated Organization; (vi) the selection of annuity contracts and the process employed in connection therewith satisfied all applicable Laws, including without limitation ERISA, and each and all of the issuers of such contracts have fully satisfied all of its or their obligations thereunder and
                  (vii) the termination in all respects satisfied all applicable Laws.

         (l) No action or omission of the Company or any director, officer, employee or agent thereof in any way restricts, impairs or prohibits the Purchaser or any successor of the Purchaser from amending or terminating any Pension Plan, Welfare Plan or Compensation Plan in accordance with the express terms of any such plan and applicable law.

         (m) Nothing has occurred or failed to occur with respect to any Pension Plan, Welfare Plan or Compensation Plan which could result in any liability to the Purchaser or any successor of the Purchaser other than a liability expressly assumed pursuant to this Agreement.


         Section 2.17 No Undisclosed Liabilities. Except as set forth in
SCHEDULE 2.17, there are no Liabilities of the Companies or the Subsidiaries including Liabilities which may become known or which arise only after the Closing and which result from acts, omissions or occurrences of the Owners, the Companies or the Subsidiaries prior to the Closing other than: (i) Liabilities and obligations which are fully reflected or reserved for in the Interim Balance Sheet; (ii) Liabilities for express executory obligations to be performed after the Closing (other than any express executory obligations that might arise due to any default or other failure of performance by the Companies, the Subsidiaries or the Owners prior to the Closing Date) under the contracts described in SCHEDULES 2.10, 2.11, 2.20, AND 2.25 or contracts omitted therefrom because they do not, individually, reach applicable materiality thresholds; and
(iii) Liabilities incurred by the Companies or the Subsidiaries in the ordinary course of business since the Interim Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, gross negligence, willful or reckless misconduct, infringement, or material violation of Law). "Liability" or "Liabilities" means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or unaccrued, fixed or contingent, matured or unmatured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Companies' or the Subsidiaries' income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable. Except as disclosed in
SCHEDULE 2.10, neither the Companies nor any of the Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

         Section 2.18 Accounts with Banks and Brokerages. SCHEDULE 2.18 sets forth an accurate schedule as of the date of the Agreement, of (i) the name of each financial institution or brokerage firm in which the Companies and the Subsidiaries have accounts or safe deposit boxes; (ii) the names in which the accounts or boxes are held; and (iii) the name of each person authorized to draw thereon or have access thereto.

         Section 2.19 Compliance with Regulations. For purposes of this Agreement "Licenses" shall include all licenses, including permits, authorizations, certificates, approvals, variances, waivers or consents, or applications for any of the foregoing issued to the Companies and the Subsidiaries by any federal, state, or local governmental entity or municipality or subdivision thereof or any authority, the Companies' and the Subsidiaries' operation of their businesses. Except as noted in SCHEDULE 2.19, to the Companies and the Owners' knowledge, all of the Licenses are valid and in good standing and full force and effect, and there is no pending or, threatened action by any Governmental Authority or third party to suspend, revoke, terminate or challenge any of the Licenses.

         Section 2.20 Compensation; Employment Agreements. SCHEDULE 2.20 lists all officers, directors, and employees of the Companies and each of the Subsidiaries listing all employment agreements with such officers, directors, and employees. Attached to SCHEDULE 2.20 are true, complete and correct copies of all such employment agreements.

         Section 2.21 Litigation and Compliance with Law. Except as set forth in
SCHEDULE 2.21, there are no tax audits, claims, actions, suits, arbitration's, investigations or proceedings, pending or, to the Companies' and the Owners' knowledge, threatened against or affecting the Companies or any of the Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Companies or any of the Subsidiaries. No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Companies or any of the Subsidiaries. Except as set forth in SCHEDULE 2.21, there are presently no outstanding judgments, decrees or orders of any court, arbitrator, or any governmental or administrative agency against or affecting the Companies or the Subsidiaries or their operations, business, properties or assets. Except as shown in SCHEDULE 2.21 and as set forth herein, to the Companies', each of the Subsidiary's and the Owners' knowledge, the Companies and the Subsidiaries have conducted and do conduct their business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Companies, the Subsidiaries or their assets, the non-compliance of which would have a material adverse effect on the Companies or the Subsidiaries.

         Section 2.22 Regulatory Filings. With the exception of tax returns the filing of which is addressed in SECTION 2.23, the Companies and the Subsidiaries have timely filed all financial reports and registrations, reports, statements, notices, and other filings required to be filed by the Companies or the Subsidiaries with any regulatory authority or any other governmental agency, body or official, in any jurisdiction including all required amendments or supplements to any of the foregoing.

         Section 2.23 Taxes. For purposes of this Agreement, the term "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, claims or other assessments including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, ad valorem, profits, lease, payroll, employment, severance, stamp, premium, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments.

              (a) Except as set forth in SCHEDULE 2.23, the Companies and each of the Subsidiaries have filed all federal, state and local income, and other tax returns and reports or extensions (collectively the "Tax Returns") that they were required to file. All such Tax Returns were correct and complete in all respects. All taxes owed by the Companies and each of the Subsidiaries (whether or not shown on any Tax Return) have been paid. The Companies and each of the Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Companies and each of the Subsidiaries does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no liens on any of the assets of the Companies and each of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes.

              (b) There is no dispute or claim concerning any Taxes of the Companies and each of the Subsidiaries either (1) claimed or raised by any authority in writing, or (2) as to which any of the Owners and the directors and officers (and employees responsible for Tax matters) of the Companies and each of the Subsidiaries has knowledge based upon personal contact with any agent of such authority. The Owners have delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Companies and each of the Subsidiaries.

              (c) The Companies and each of the Subsidiaries has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (d) The Companies have had in effect for each taxable year since its incorporation a valid election under Internal Revenue Code Section 1362 to be treated as an "S corporation", neither the Companies nor any of the Owners have taken any action to revoke that election, neither the Companies nor any of the Owners are aware of any basis or the existence of any facts that would permit the Internal Revenue Service to revoke that election for any period prior to the Closing Date, and, since the effective date of its election as an S corporation to and including the Closing Date, the Companies will not have incurred or become liable for the payment of any corporate-level income tax (including, without limitation any tax imposed pursuant to Section 1374 of the Internal Revenue Code), or any related penalties or interest.

              (e) For purposes of computing Taxes and the filing of Tax Returns, the Companies and the Subsidiaries have not failed to treat as "employees" any individual providing services to the Companies or the Subsidiaries who would be classified as an "employee" under applicable rules or regulations of any taxing authority with respect to such classification.

              (f) The Owners covenant and agree that they will be responsible for and will pay all Taxes attributable to or arising from the business and operations of the Companies and the Subsidiaries conducted on or before the Closing Date and will be responsible for their own and the Companies' and the Subsidiaries' income and franchise taxes, if any, arising from the transactions contemplated by this Agreement.

         Section 2.24 Absence of Changes. Except as shown in SCHEDULE 2.24, since December 31, 1999, the Companies and the Subsidiaries have conducted their operations in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1999 there has not been:

              (a) Any issuance or redemption of any shares of the Companies' or any Subsidiaries' capital stock, options, warrants or other rights to acquire stock (other than issuance's of common stock to which the Buyer has given its prior written consent, which shall not unreasonably be withheld).

              (b) Payment of any dividends or any other distributions or payments to the Owners (other than salary, bonus, distributions, and benefits as reflected on the projections of the Companies, or consistent with past practices). Notwithstanding the foregoing, Buyer understands and agrees that the Companies and the Subsidiaries have and will continue to make distributions prior to Closing of all profits to their Owners.

              (c) Disposition of, except in the ordinary course of business, any of the Companies' or any Subsidiaries' assets without the prior written consent of the Buyer.

              (d) Material increase in the level of compensation of any employee, or provision of any increase for employees whose base salary exceeds $75,000. Notwithstanding the foregoing, Buyer understands and agrees that the Companies and the Subsidiaries have and will continue to make distributions prior to Closing of all profits to their Owners.

              (e) Any change experienced by the Companies or any of the Subsidiaries which has had a Material Adverse Effect on the Companies or the Subsidiaries or any event or failure to take any action which reasonably could be expected to result in a Material Adverse Effect on the Companies or the Subsidiaries.

              (f) Any material loss, damage, destruction of property or assets or other casualty to property or assets (whether or not covered by insurance) suffered by the Companies or any of the Subsidiaries;

              (g) Any loss of officers, directors, employees, dealers, distributors, independent contractors, customers or suppliers suffered by the Companies or any of the

         Subsidiaries which had or may reasonably be expected to result in a Material Adverse Effect.

         Section 2.25 Books and Records. The books of account, minute books, stock record books, and other records of the Companies and the Subsidiaries, all of which have been made available to the Buyer, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of the Companies and the Subsidiaries contain accurate and complete records of all formal meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Companies and the Subsidiaries. At the Closing, all of those books and records will be in the possession of the Companies or its counsel.

         Section 2.26 Intangible Property. SCHEDULE 2.26 sets forth an accurate list and brief description of all trademarks, service marks, trade dress, logos, trade names, corporate names, patents, material copyrights or proprietary property rights owned, used, registered or applied for registration by the Companies or the Subsidiaries. The matters described in the preceding sentence are collectively referred to as "Proprietary Rights." The Proprietary Rights have been duly applied for or registered, filed in or issued by the appropriate government office and the Companies or the Subsidiaries own or possess sufficient legal rights to use all of such items without conflict with or infringement of the rights of others. To Owners' knowledge, except as set forth on SCHEDULE 2.26 and except for franchisees, the Companies and/or the Subsidiaries are the only persons entitled to use the Proprietary Rights, free and clear of any claims or demands of any other person. Except as set forth in
SCHEDULE 2.26, the Companies and the Subsidiaries do not use any of the Proprietary Rights by consent of any other rightful owner thereof and none of the Companies, the Subsidiaries nor any of the Owners know of any attachments, liens or encumbrances thereon. Except as set forth on SCHEDULE 2.26, the Companies, the Subsidiaries and the Owners have no knowledge of any claims by or demands of any other person, firm or corporation, against the Companies or the Subsidiaries pertaining to any of the Proprietary Rights and have no knowledge of any proceedings which have been instituted or are pending or threatened which challenge the rights of the Companies or the Subsidiaries with respect thereto, or that the Proprietary Rights infringe or are being infringed by others or are subject to any outstanding order, decree, judgment or stipulation.

         Section 2.27 INTENTIONALLY LEFT BLANK.

         Section 2.28 Brokers. Except as set forth in SCHEDULE 2.28, none of the Companies, the Subsidiaries or any of the Owners, nor any of their respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Owners for any such fee or commission to be claimed by any person or entity.

         Section 2.29 Knowledge. As used in this Agreement with regard to the knowledge of the Companies, the Subsidiaries, or any Owner, the term "knowledge" means: (i) with respect to the Owners, the actual, direct or personal knowledge of any Owner with a duty of inquiry; and (ii) with respect to the Companies or the Subsidiaries, the actual, direct or personal knowledge of any director, officer or managerial employee of the Companies or any of the Subsidiaries.

         Section 2.30 Opportunity to Seek Independent Counsel. Each of the Owners acknowledges that Riordan & McKinzie has acted as counsel to the Companies and to the Owners in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Owners as follows:

         Section 3.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on its business.

         Section 3.2 Authorization; Non-Contravention; Approvals. The Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby free and clear of any statutory, contractual or other limitations, and to perform its obligations under this Agreement. No additional proceedings on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by the Companies and the Owners, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms subject to limitations on enforcement due to bankruptcy, insolvency, other matters affecting the rights of creditors generally and the discretion of courts as to application of equitable remedies.

         The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer under any of the terms, conditions or provisions of (a) its formation documents, (b) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Buyer or their assets or (c) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Buyer is now a party or by which the Buyer or any of their properties or assets may be bound or affected.

         Except for the items set forth in SCHEDULE 3.2 no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

         Section 3.3 No Adverse Proceedings. There are no court actions, arbitration's, or regulatory proceedings pending, or to the best of the Buyer's knowledge, threatened in which Buyer's acquisition of the interests in the Companies is or is likely to be contested.

Section 3.4 Brokers. Except as set forth in SCHEDULE 3.4, the Buyer nor any of its respective directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Buyer for any such fee or commission to be claimed by any person or entity.



                                   ARTICLE 4.

                         CONDITIONS PRECEDENT TO CLOSING

         Section 4.1 Conditions to Obligations of the Companies and the Owners on the Closing Date. This Agreement and the obligations of the Companies and the Owners to consummate the transactions to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by them in writing of the following conditions at or prior to the Closing Date:

              (a) Deliveries. The Buyer shall have delivered to the Owners each of the documents specified in SECTIONS 1.2, 1.5 AND 1.6 hereof.

              (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against any of the Owners, the Companies, or the Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement.

              (c) Representations and Warranties. All representations and warranties of the Buyer are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

         Section 4.2 Conditions to Obligations of the Buyer on the Closing Date. This Agreement and the obligations of the Buyer to consummate the transaction to be consummated on the Closing Date shall be subject to the satisfaction of or waiver by the Buyer in writing of the following conditions at or prior to the Closing Date:

              (a) Deliveries. the Companies, and/or the Owners, as applicable, shall have delivered to the Buyer each of the documents specified in SECTIONS 1.2, 1.5 hereof and certificates representing the Stock, duly endorsed.

              (b) Litigation. No action or proceeding shall have been instituted or threatened by third parties against any of the Owners, the Companies or the Buyer to restrain or prohibit or to obtain damages in respect of the transactions contemplated by this Agreement. No action is pending or threatened which, in the reasonable satisfaction of Buyer or their legal counsel, could have a material adverse effect on the Companies', the Subsidiaries' or the Buyer's business, financial condition, prospects, assets or operation.

              (c) Third Party Consents. The Companies and the Subsidiaries shall have obtained and delivered to the Buyer, on or prior to the Closing Date, such material consents and approvals of third parties as may be required for the consummation of the transactions contemplated herein.

              (d) Due Diligence Satisfaction. The Buyer shall have completed its due diligence investigation to its complete satisfaction.

              (e) Environmental Satisfaction. The Companies or the Subsidiaries shall have resolved any potential environmental liabilities already known or discovered by the Buyer in their due diligence investigation, to the reasonable satisfaction of the Buyer.

              (f) No Adverse Changes. Prior to Closing, there shall not have been any material adverse change in the business, financial condition, prospects, assets and operations of the Companies or the Subsidiaries since August 31, 2000.

              (g) Representations and Warranties. All representations and warranties of the Companies and the Owners are true and correct as of the Closing Date (except to the extent that any such representation and warranty relates by its express terms solely to a prior date).

              (h) Opinion of Counsel. Buyer shall have received an opinion of counsel to the Companies, addressed to the Buyer, in form satisfactory to the Buyer.

                                   ARTICLE 5.
                            SURVIVAL INDEMNIFICATION

         Section 5.1 Indemnification by the Owners. Subject to the limitation contained in SECTION 5.4 hereof, the Owners, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless the Buyer, from and after the date of Closing, from and against any and all losses, payments, claims, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses, interest, disbursements and any amounts due (including in settlement) as a result of any and all actions, suits, proceedings, demands, assessments, adjustments and investigations (collectively "Losses") incurred by the Buyer as a result of or arising from any of the following ("Seller Indemnifiable Claims"):

              (a) Representations and Warranties. Any breach or inaccuracy of any representations or warranties (excluding breaches or inaccuracies of SECTIONS 2.13 OR 2.23) of the Companies or the Owners set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

              (b) Covenants. Any breach or nonfulfillment of any covenant or agreement on the part of any of the Companies or the Owners under this Agreement.

              (c) Taxes. Any breach or inaccuracy of any representations or warranties contained in SECTION 2.23 of the Companies or the Owners set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

              (d) Environmental Matters. Any breach or inaccuracy of any representation or warranties contained in SECTION 2.13 of the Companies or the Owners set forth herein or in this Agreement including any Schedules, certificates or exhibits delivered in connection herewith.

         Section 5.2 Indemnification by Buyer. Subject to SECTION 5.4 hereof, the Buyer covenants and agrees to indemnify, defend, protect and hold harmless each of the Owners, from and after the date of this Agreement, from and against any and all Losses incurred by the Owners as a result of or arising from any of the following ("Buyer Indemnifiable Claims"): (a) any breach or inaccuracy of any representation and warranty of the Buyer set forth herein or in the Schedules or certificates delivered in connection herewith; (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer under this Agreement; or (c) Buyer's operation of the Companies after Closing.

         Section 5.3 Claim for Indemnification. Whenever any claim will arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, all of the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is prejudiced thereby. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Proceeding"), the Indemnifying Party will be entitled to participate in such legal proceedings and, to the extent that it will wish (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to control the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from Indemnifying Party to the Indemnified Party of its election so to control the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party controls the defense of such a Proceeding, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party will have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and it does not, within twenty (20) days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely effect it or its affiliates other than as a result of monetary damages, or the Proceeding involves Taxes, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement thereof effected without its consent (which will not be unreasonably withheld). The remedies provided herein shall be cumulative and shall not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

         Section 5.4 Intentionally Left Blank

         Section 5.5 Limitation Upon Indemnity. Rights to indemnification under
SECTION 5.1 or 5.2 hereof are subject to the following limitations:

              (a) No amount shall be payable by any of the Owners in indemnification under SECTION 5.1 hereof until and unless the aggregate of all Losses incurred by the Buyer with respect to one or more Seller Indemnifiable Claims shall exceed one hundred fifty thousand dollars ($150,000) (the "Threshold"), in which event the injured party shall be entitled to indemnification under SECTION 5.1 hereof for all such Losses above the Threshold incurred by the Buyer with respect to all such Seller Indemnifiable Claims, subject to the additional limitations set forth in SECTION 5.5(B) hereof. The amount by which the Assumed Liabilities exceed Eight Million Nine Hundred Thousand Dollars ($8,900,000) shall not be aggregated to the Losses with respect to the Threshold and shall not be subject to the additional limitations set forth in SECTION 5.5(B) hereof.

              (b) Except as otherwise provided herein, the total liability of the Owners, individually under SECTION 5.1 hereof with respect to all Losses incurred by the Buyer with respect to Seller Indemnifiable Claims shall not exceed One Million Dollars ($1,000,000.00) individually, or Two Million Dollars ($2,000,000) in the aggregate. The Owners shall be jointly and severally liable for Seller Indemnifiable Claims; provided, however, that the Owners shall be liable only severally and not jointly for Seller Indemnifiable Claims arising under
         ARTICLE 7. The Owners shall not be liable for Seller Indemnifiable Claims covered by insurance actually received by the Buyer; provided that: (i) the Owners shall be liable for any deductible payable by the Buyer in connection with such an insurance claim, and (ii) in no event shall this provision be construed as a waiver by the Buyer's insurer of any subrogation claim against the Owners.

              (c) With respect to claims under SECTION 5.2 hereof, the Owners' recourse and Buyer's total liability shall be limited to the assets of the Companies and the Subsidiaries.

              (d)  The obligations of the Owners under SECTIONS 5.1 (B), (C) OR
         (D) hereof with respect to any Losses incurred by Buyer with respect to any Seller

         Indemnifiable Claim relating to any matter referred to in SECTIONS 5.1,
         (B), (C) OR (D) hereof shall survive until the expiration of the applicable statue of limitations under which the underlying claim is made, and the obligations of the Owners under Section 5.1(a) shall survive for a period of eighteen months.

              (e) The obligations of the Buyer under SECTION 5.2 hereof with respect to any Losses incurred by the Owners with respect to any Buyer Indemnifiable Claim relating to any matter referred to in SECTION 5.2 hereof shall survive for a period of one year.

              (f) The foregoing provisions of this SECTION 5.5 notwithstanding if, prior to the termination of any obligation to indemnify, written notice of a Seller Indemnifiable Claim or an Buyer Indemnifiable Claim, as the case may be, is given by the Indemnified Party to the Indemnifying Party, or a suit or action based upon a Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Seller Indemnifiable Claim or Buyer Indemnifiable Claim, as the case may be, by reason of the termination otherwise provided for above in this SECTION 5.5.

         Section 5.6 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Owners for certain Tax matters following the Closing Date:

              (a) Tax Periods Ending on or Before the Closing Date. The Owners shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies and each of the Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Owners shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. Except for the Taxes which are the responsibility of the Owners pursuant to SECTION 2.23 (F) hereof the Companies and each of the Subsidiaries will promptly pay any other Taxes with respect to such periods.

              (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies and each of the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Companies and each of the Subsidiaries will promptly pay the Taxes with respect to such periods.

              (c)  Cooperation on Tax Matters.

              (1) The Buyer, the Companies, and each of the Subsidiaries and the Owners shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 5.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and each of the Subsidiaries and the Owners agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies and each of the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Owners, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies and each of the Subsidiaries or the Owners, as the case may be, shall allow the other party to take possession of such books and records.

              (2) The Buyer and the Owners further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.



                                   ARTICLE 6.

                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         Section 6.1 General. The Owners and the Buyer, on behalf of their employees, recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of the Companies and the Subsidiaries, such as lists of clients, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Companies and the Subsidiaries. The Owners and the Buyer, on behalf of their employees agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing duties for the Companies and the Subsidiaries, unless (a) such information becomes known to the public generally through no fault of the disclosing party, or (b) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (b) the disclosing party shall, if possible, give prior written notice thereof to the Companies and the Subsidiaries and provide the Companies and the Subsidiaries with the opportunity to contest such disclosure. In the event of a breach or threatened breach of the provisions of this SECTION 6.1, the Companies and the Subsidiaries shall be entitled to an injunction restraining the disclosing party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Companies and the Subsidiaries from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         Section 6.2 Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Companies and the Subsidiaries would have no other adequate remedy, it is agreed that the foregoing covenants may be enforced against them by injunctions, restraining orders and other equitable actions.

                                   ARTICLE 7.

                  NONCOMPETITION AND NONSOLICITATION COVENANTS

         Section 7.1 Competitive Activities. The Owners agree that, for a period of three (3) years after the later of the Closing Date or the termination of Employment with Buyer they will not, directly or indirectly, engage in any commercial activity anywhere in the world that is competitive with the current business of the Company nor will the Owners participate in the management or operation of, or become an investor in (other than with respect to passive investments held in an investment portfolio by the Owners; provided, however, that neither the Owners, nor any of their subsidiaries or affiliates, exercises control over the operations, management or any other activities of such entity), any venture or enterprise of whatever kind, the business of which is competitive with the current business of the Company transferred to Buyer hereunder anywhere in the world. In addition, during a period of five (5) years after the Closing Date with respect to the Owners they will not, either directly or indirectly, alone or with others, solicit or assist anyone else in the solicitation of, any
(a) employee of Noble International, Ltd. ("Noble") or the Buyer, or their subsidiaries or affiliates, to terminate his or her employment with Noble or the Buyer, or their subsidiaries or affiliates, as the case may be, or become employed by the Owners, or any business enterprise with which they may then be associated, affiliated or connected or (b) customer of Noble or the Buyer, or their subsidiaries or affiliates, to change in any adverse respect its relationship with Noble or the Buyer, or their subsidiaries or affiliates. As consideration for the noncompete, Buyer shall pay to Haeri, the sum of Three Hundred Thousand Dollars ($300,000), and to Bement the sum of One Hundred Thousand Dollars ($100,000) (the "Noncompete Payments"). The Noncompete Payments shall be paid to Shareholder bi-monthly over the term of Shareholder Employment Agreement in accordance with the Company's normal payroll schedule. The NonCompete Payments shall be considered additional Purchase Price.

         Section 7.2 Equitable Relief. Because of the difficulty of measuring economic losses to the Companies and the Subsidiaries as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Companies and the Subsidiaries for which they would have no other adequate remedy, each Owner agrees that the foregoing covenant may be enforced by the Companies or the Subsidiaries by injunctions, restraining orders and other equitable actions.

         Section 7.3 Reformation Severability. The covenants in this ARTICLE 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE 7 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

         Section 7.4 Material and Independent Covenant. The Owners acknowledge that their agreements with the covenants set forth in this ARTICLE 7 are material conditions to the Buyer's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. It is specifically agreed that the period during which the agreements and covenants of each Owner made in this ARTICLE 7 shall survive shall be computed by excluding from such computation any time during which such Owner is in violation of any provision of this ARTICLE 7.

                                   ARTICLE 8.

                              ADDITIONAL COVENANTS

         Section 8.1 INTENTIONALLY LEFT BLANK.

         Section 8.2 INTENTIONALLY LEFT BLANK.

         Section 8.3 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the parties hereto will use their best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all consents of any person or entity, whether private or governmental, required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert their best efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

         Section 8.4 Further Assurances; Cooperation; Notification. Each party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

         Section 8.5 Supplements to Disclosure Schedules. At least 24 hours prior to the Closing, the Companies and the Owners will supplement or amend the Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules or in any representation and warranty which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties contained in SECTION 2 hereof in order to determine the fulfillment of the conditions set forth in SECTION 4.2(G), the Schedules will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Schedules, provided that if the Closing will take place the Schedules, as so amended, will be deemed the Schedules hereunder for all purposes.

         Section 8.6 Assignment of Claims. In addition to delivery of the Stock, and as additional consideration for receipt of the Purchase Price from Buyer, each Owner hereby assigns to Buyer, effective upon the Closing, any and all claims or actions which such Owner has or may have against the Companies or any of the Subsidiaries under the 1933 Act or any state securities or Blue Sky laws, or any third parties with respect to items arising out of or related to the Companies, the Subsidiearies or the business of the Companies or the Subsidiaries.

                                   ARTICLE 9.

                                  MISCELLANEOUS

         Section 9.1 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors and assignees of the Companies, the Subsidiaries and Buyer, and the successors, assigns, heirs and legal representatives of the Owners.. Notwithstanding the foregoing, Buyer may assign this Agreement to an affiliated entity, but such assignment shall not relieve Buyer of any of its obligations hereunder.

         Section 9.2 Entire Agreement. This Agreement (including the Schedules and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Owners, the Companies and the Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by all of the undersigned.

         Section 9.3 Brokers and Agents. The Owners have not retained a Broker in reference to the transactions contemplated herein. The Owners acknowledge that if any amount are owed by the Companies to Capital Strategies Group, such amounts shall be payable solely by the Owners notwithstanding any agreement to which the Companies or the Subsidiaries are a party.

         Section 9.4 Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by national courier, or by delivering the same in person to an officer or agent of such party, as follows:

              (a)  If to the Owners, to the Representative addressed to him at:

                   23802 Via Monte
                   Coto de Caza, California 92679
                   Attn: Ben Haeri

              With a copy to:

                   300 South Grand Avenue, 29th Floor
                   Los Angeles, CA 90071
                   Fax: 213.229.8550
                   Attn:  Thomas A. Waldman, Esq.
                           Karen C. Goodin, Esq.

              (b)  If to the Buyer, addressed to it at:

                   20101 Hoover Road
                   Detroit, Michigan 48205
                   Fax: 313.245.5640
                   Attn:  Michael C. Azar, Esq.

or to such other address as any party hereto shall specify pursuant to this
SECTION 9.4 from time to time. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered, sent for next business day by national courier, delivered by confirmed facsimile, or mailed by prepaid certified mail, return receipt requested.

         Section 9.5 Governing Law; Consent to Jurisdiction. The laws of the State of Michigan shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto. Each party hereto irrevocably and unconditionally hereby (i) agrees that any action, claim, suit or other legal proceeding arising out of or relating to this Agreement shall be brought in the United States District Court; (ii) consents to the jurisdiction of such court in any such action, claim, suit or proceeding; and (iii) waives any objection which such party may have to (x) submitting to the jurisdiction of any such court or (y) the laying of venue of any such action, claim, suit or proceeding in any such court.

         Section 9.6 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         Section 9.7 Expenses. Each party shall bear their own costs and expenses relating to this Agreement and the transactions contemplated herein including, without limitation, fees and expenses of attorneys, accountants, investment bankers, brokers, printers, copiers, consultants or other representatives; Buyer will advance the funds necessary for the Owners to pay legal counsel an estimated amount due at Closing, which shall be deposited in a Riordan McKinzie client trust account, pending determination of the Assumed Liabilities. Provided however, that in the event that the Assumed Liabilities exceed $8,900,000 inclusive of the amount deposited, Riordan, upon written notice, shall immediately refund the deposit to Buyer.

         Section 9.8 Closing of the Books. The parties agree to use the interim closing of the books method of accounting for the Companies and the Subsidiaries for tax purposes.

         Section 9.9 Time. Time is of the essence with respect to this Agreement.

         Section 9.10 Construction. This Agreement shall not be construed either more favorably for or more strongly against any party hereto.

         Section 9.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 9.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         Section 9.13 Public Announcements. Except for Buyer's announcement of the Closing of the transaction, each of the parties hereto agrees that it will not, without the prior written consent of the other party, make any public announcement of this Agreement or any of the terms and conditions set forth herein, except for such disclosure to the public or to governmental agencies as its counsel shall deem necessary to comply with applicable law, rule or regulation.

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

NOBLE HOLDINGS, LTD.                           ASSURED TRANSPORTATION &
a Michigan corporation                         DELIVERY, INC.,
                                               a California corporation
By:
   --------------------------------

Name:  Lloyd P. Jones, III

Its:  Chairman and Chief Executive Officer


                                               ------------------------------
                                               BEHNAM HAERI, individually
                                               Address: 23802 Via Monte,
                                               Coto de Caza, California  92679

                                               ------------------------------
                                               BART J. BEMENT, individually
                                               Address: 503 1/2 Narcissus Ave.
                                               Corona del Mar, California  92625


                                               CENTRAL TRANSPORTATION &
                                               DELIVERY, INC.
                                               a Delaware corporation


                                               By:
                                                   -----------------------------

                                               Name:
                                                     ---------------------------

                                               Its:
                                                    ----------------------------

                                 SCHEDULE 1.2(A)

                           ALLOCATION OF CASH PROCEEDS

The cash payable at closing for the Stock shall be distributed to the Owners as follows:

-----------------------------------------------------------------------
                                              CASH DUE AT CLOSING
NAME                                         FOR SALE OF THE STOCK
-----------------------------------------------------------------------
Behnam Haeri                                         $ 10.00
-----------------------------------------------------------------------
Bart J. Bement                                       $  5.00
-----------------------------------------------------------------------